INTERNATIONAL SECURITIES EXCHANGE REPORTS RECORD EARNINGS; NET INCOME UP 40.1%, AVERAGE DAILY VOLUME UP 37.6%

First Quarter Financial Highlights

  GAAP Diluted Earnings Per Share of $0.32
  Non-GAAP Diluted Earnings Per Share of $0.33 which excludes expenses related to the ISE Stock Exchange
  Net income increases 40.1% to $12.4 million
  Average daily trading volume up 37.6% to 2.4 million equity and index options contracts
  Revenues up 28.9% to $47.5 million
  Pre-tax margin of 53.3%

NEW YORK, April 27, 2006 -- The International Securities Exchange (NYSE:ISE) today reported that net income for the quarter ended March 31, 2006 increased 40.1% to a record $12.4 million, or $0.32 per share on a fully diluted basis. This compares to $8.9 million, or $0.25 per share on a fully diluted basis, in the same period in 2005.

Non-GAAP net income, which excludes incremental costs related to the development of our recently announced equities exchange business, the ISE Stock Exchange, was $12.9 million, or $0.33 per share on a fully diluted basis. A full reconciliation of GAAP to non-GAAP results is included in this release.

Total revenues for the quarter increased 28.9% to $47.5 million versus $36.9 million in the prior year. Gross margin, or total revenues less cost of revenues, increased 25.0% to $41.6 million as compared to $33.3 million in the first quarter of 2005. The average daily volume of equity and index options contracts traded increased 37.6% to 2.4 million contracts as compared to 1.7 million contracts in the year-ago quarter.

"We delivered another strong performance in the first three months of 2006 as our average daily volume exceeded two million contracts for the second consecutive quarter," said David Krell, ISE's President and Chief Executive Officer. "The double digit growth in our core options business fueled a 40% increase in net income once again reflecting the operating leverage that is inherent in our business. We also continued to post strong cash flow which we now share with our stockholders by virtue of the implementation of the dividend policy that we announced last year."

"During the quarter, we made further progress in executing our strategy to grow our Information and Market Data products. In January, we announced the launch of a new market data product which provides historical market data to traders and investors to improve the effectiveness of their respective trading strategies. This product is the latest offering in our suite of market data products which will soon expand to include depth-of-book and enhanced sentiment market data offerings. Additional introductions of new products in this area will enable us to monetize the significant amount of proprietary data that we store in the normal course of our operations," added Krell.

First Quarter Results

Revenues

Total revenues for the first quarter of 2006 increased 28.9% to $47.5 million principally due to increased trading volumes. This compares to revenues of $36.9 million in the same period last year.

  Transaction fee revenues increased 38.0% to $36.9 million in the first quarter from $26.7 million last year due to increased trading volumes. Our net transaction fee revenues, which exclude activity remittance fees and ETF and license fees, increased 33.9% to $30.9 million from $23.1 million in the same period last year.

  Other member fees increased 1.4% to $5.6 million from $5.5 million in the same period last year primarily due to the sale of four additional Class B-2 memberships since the first quarter of last year.

  Market data revenues increased 9.3% to $5.1 million as compared to $4.6 million last year due to increased profit generated by OPRA. Our revenue is based on our pro rata share of total industry trades.

Cost of Revenues

  Cost of revenues for the first quarter of 2006 increased 64.3% to $6.0 million compared to $3.6 million in the first quarter of 2005 primarily due to a $1.6 million increase in activity remittance fees that we pay to the SEC and a $0.7 million increase in license fees associated with the increased volumes of certain ETFs and our equity index products.

Expenses

Total expenses for the first quarter of 2006 increased 22.6% to $21.0 million as compared to $17.2 million in the first quarter of 2005. Included in our expenses are incremental costs related to the development of the ISE Stock Exchange of $0.9 million for the first quarter of 2006 and $0.1 million for the first quarter of 2005. Excluding these costs, our expenses increased 18.1% year over year.

  Compensation and benefits expenses increased 38.2% to $11.4 million from $8.2 million primarily due to a full quarter's effect of our stock-based compensation program and increased headcount to support our overall growth and new initiatives including the ISE Stock Exchange. In total, headcount increased to 189 from 164 last year.

  Technology and communications expenses increased 4.0% to $3.5 million compared to $3.4 million in the first quarter of 2005 primarily due to fees paid to OMX for additional enhancements and maintenance and other costs related to our core trading system.

  Occupancy expenses increased 19.3% to $1.3 million primarily due to additional office space leased to support the growth of our core options business as well as the ISE Stock Exchange.

  Professional fees increased 9.5% to $1.6 million primarily due to higher accounting fees related to public company matters and higher technology consulting fees related to the ISE Stock Exchange.

  Marketing and business development expenses increased 6.1% to $0.6 million.

  Depreciation and amortization expenses increased 1.3% to $1.5 million.

  Other expenses increased 34.3% to $1.0 million primarily due to increased insurance expenses subsequent to our initial public offering and other general and administrative expenses.

  Reorganization costs decreased 76.5% to $24.0 thousand as compared to $102.0 thousand last year that resulted from our decision to reorganize into a holding company structure.

Income, Margins and Taxes

Pre-tax income increased 35.0% to $22.2 million versus $16.4 million last year.  Included in pre-tax income is interest and investment income which increased to $1.6 million compared to $0.3 million primarily due to higher cash balances. Our pre-tax margin for the first quarter increased to 53.3% from 49.4% last year. Excluding incremental costs related to the ISE Stock Exchange, our pre-tax margins increased to 55.5% from 49.7% last year.

Our tax rate decreased to 44.0% for the first quarter as compared to 46.0% last year primarily due to a lower tax rate on returns from our invested cash.

Net income for the first quarter increased 40.1% to $12.4 million from $8.9 million in the prior year quarter. Excluding incremental costs related to the ISE Stock Exchange, net income increased 44.9% to $12.9 million from $8.9 million in the prior quarter.

Balance Sheet

As of March 31, 2006, ISE had cash and cash equivalents of $179.3 million, total assets of $289.1 million, and stockholders' equity of $199.2 million. There were approximately 39.3 million shares of common stock outstanding on a fully diluted basis.

The Company recorded minority interest of $2.9 million as of March 31, 2006, representing interest of a minority shareholder in the Company's subsidiary Longitude LLC.

First Quarter Business Highlights

  ISE was the largest equity options exchange for the first quarter of 2006 based on total equity options trading.

  ISE set a new monthly average daily volume record of 2.7 million equity and index options contracts traded for the month of January and a new average daily volume record of 2.4 million equity and index options contracts traded for the quarter.

  ISE set a new daily trading volume record of 4.6 million equity and index options contracts on January 20, 2006.

  In March 2006, ISE declared and paid a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock.

  On January 24, 2006, ISE announced the launch of a new market data offering that provides comprehensive historical market data.

  On March 24, 2006, the Company acquired the intellectual property and other related assets of Longitude, Inc., inventor of a proprietary and patented technology that uses parimutuel principles to run derivatives auctions that aggregate liquidity and produce fair and efficient market-driven prices. The new entity, Longitude LLC, became an operating unit of ISE, which retains majority-ownership in partnership with Goldman Sachs. Goldman Sachs had a pre-existing interest in the entity which it is increasing as a result of the transaction.

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

Revenues:
Transaction fees	$ 36,867	$ 26,714
Other member fees	5,622	5,546
Market data	5,055	4,625
Total revenues	47,544	36,885

Cost of revenues:
Activity remittance fees	4,345	2,702
License fees	1,625	931
Total cost of revenues	5,970	3,633

Gross margin	41,574	33,252

Expenses:
Compensation and benefits	11,368	8,227
Technology and communications	3,518	3,383
Occupancy	1,318	1,105
Professional fees	1,628	1,487
Marketing and business development	622	586
Depreciation and amortization	1,517	1,498
Other	1,033	769
Total direct expense	21,004	17,055

Reorganization	24	102
Offering cost	-	-
Total expenses	21,028	17,157

Operating income	20,546	16,095

Interest and investment income	1,611	322

Income before provision for income taxes	22,157	16,417
Provision for income taxes	9,739	7,556
Net income	$ 12,418	$ 8,861

Earnings per share:
Basic	$0.33	$0.27
Diluted	$0.32	$0.25

Weighted average number of shares outstanding:
Basic	37,102	33,059
Diluted	39,254	34,946

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179,289	$170,927
Accounts receivable, net	39,364	35,048
Income tax receivable	2,944	-
Securities owned	4,934	9,890
Other current assets	2,164	2,745
Total current assets	228,695	218,610

Securities owned	5,507	7,244
Accounts receivable	600	587
Fixed assets, net	28,557	29,205
Deferred tax asset, net	21,197	22,333
Other assets	4,503	2,517
Total assets	289,059	280,496

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable, accrued expenses and other liabilities	13,944	15,406
Compensation and benefits payable	3,373	8,371
Deferred revenue	5,161	4,687
Income taxes payable	-	372
Payment for order flow payable	10,044	12,233
Total current liabilities	32,522	41,069

Deferred revenue	50,441	50,238
Other liabilities	4,034	4,211
Total liabilities	86,997	95,518

Minority interest	2,882	-

STOCKHOLDERS' EQUITY	199,180	184,978

Total liabilities & stockholders' equity	$289,059	$280,496

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net income	$12,418	$8,861
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	1,517	1,498
Minority interest	2,882	-
Stock based compensation	2,024	379
Deferred taxes	1,136	(1,513)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(296)	58
Excess tax benefits from share-based payment arrangements	(3,314)	-

(Increase)/decrease in operating assets:
Accounts receivable, net	(4,329)	(3,498)
Income tax receivable	370	8,195
Securities owned	2,033	3,895
Other assets	578	3,216
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	(1,462)	5,917
Compensation and benefits payable	(4,998)	(10,250)
Income tax payable	(372)	-
Deferred revenue	677	(768)
Payment for order flow payable	(2,189)	8,602
Other liabilities	(177)	(183)
Net cash provided by operating activities	6,498	24,409

Cash flows from investing activities:
Purchase of fixed assets	(852)	(274)
Purchase of intangible assets	(2,000)
Maturities of available for sale securities	4,973	-
Net cash provided by/(used in) investing activities	2,121	(274)

Cash flows from financing activities:
Dividend	(1,894)	(11,784)
Net proceeds from initial public offering	-	70,673
Proceeds from options exercised	294	-
Share repurchases	(1,971)	-
Excess tax benefits from share-based payment arrangements	3,314	-
Net cash provided by/(used in) financing activities	(257)	58,889

Increase in cash and cash equivalents	8,362	83,024
Cash and cash equivalents, beginning of period	170,927	44,847
Cash and cash equivalents, end of period	$179,289	$127,871

INTERNATIONAL SECURITIES EXCHANGE, INC.
KEY STATISTICAL INFORMATION

	Three Months Ended
	March 31,	March 31,
	2006	2005
Trading Days	62	61
Average daily trading volume: (1) (2)
Equity and Index Options
Total U.S. industry equity and index options traded (in thousands)	7,828	5,700
Our equity and index options traded (in thousands)	2,384	1,733
Our market share of equity and index options traded	30.5%	30.4%
Equity Options
Total U.S. industry equity options traded (in thousands)	7,202	5,223
Our equity options traded (in thousands)	2,356	1,727
Our market share of equity options traded	32.7%	33.1%
Index Options
Total U.S. industry index options traded (in thousands)	626	477
Our index options traded (in thousands)	28	5
Our market share of index options traded	4.5%	1.1%
Our member total trading volume (sides, in thousands): (3)
Customer	127,302	87,507
Firm proprietary	32,232	18,219
Market maker	136,097	105,649
Total sides	295,631	211,375
Our market share of total industry trading: (4)
Customer	32.1%	30.7%
Firm proprietary	24.9%	21.2%
Market maker	30.6%	32.6%
Revenue:
Average transaction fee per side (5)	$0.125	$0.126
Average cost of transaction fee per side (6)	($0.020)	($0.017)
Average net transaction fee per side (6)	$0.105	$0.109
Average transaction fee per revenue side (7)	$0.176	$0.180
Our trades: (8)
Average contracts per trade	16.2	17.1
Average trades per day (in thousands)	147.2	101
Total trades (in thousands)	9,126	6,163
Our market share of industry trades	33.8%	35.6%
Our listed issues: (9)
Average number of issues traded during the period	854	705
Our members (average number trading during period)
PMMs	10	10
CMMs	142	139
EAMs	102	94
Total	254	243
Employees at end of period	189	164

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We do not currently receive transaction fees from non-broker-dealer customer sides, except for options on our premium products.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We have charged our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended March 31, 2006 and March 31, 2005, we have waived and discounted $9,541 and $6,511 of our fees, respectively.

(6) Average net transaction fee per side is calculated by subtracting cost of sales from transaction fees and dividing the result by the total number of sided executed on our exchange.

(7) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(8) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(9) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

GAAP to Non-GAAP Reconciliation

In an effort to provide investors with additional information regarding the Company's results as determined by U.S. generally accepted accounting principles, or GAAP, the Company also discloses certain non-GAAP information which management believes provides useful information to investors. Management reviews this non-GAAP financial measurement when evaluating the Company's financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measures should be considered in the context with our GAAP results.

We have disclosed financial measures that reference our net transaction fees which we define as our transaction fees less activity remittance fees and ETF and index license fees. Under GAAP, activity remittance fees and ETF and index license fees are required to be recorded on a gross basis. Since activity remittance fees and ETF and index license fees are entirely offset by corresponding amounts in transaction fees, management believes that presenting net transaction fees provides a clearer measure of our transaction related performance.

We have also disclosed financial measures that exclude incremental costs related to the development of our new equities exchange business, the ISE Stock Exchange. These costs do not relate to our core business of operating an equities and index options exchange. Management believes that presenting our results excluding these costs provides a clearer measure of our results and performance.

INTERNATIONAL SECURITIES EXCHANGE, INC.
GAAP TO NON GAAP RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

GAAP Transaction fees, as reported	$ 36,867	$ 26,714
Less activity remittance fees	4,345	2,702
Less license fees	1,625	931
Net transaction fees, as adjusted	30,897	23,081

GAAP Total expenses, as reported	$ 21,028	$ 17,157
Less ISE Stock Exchange direct expenses	900	117
Total expenses excluding ISE Stock Exchange expenses	20,128	17,040

GAAP Income before provision for income taxes, as reported	22,157	16,417
Less ISE Stock Exchange direct expenses	900	117
Income before provision for income taxes excluding ISE Stock Exchange expenses	23,057	16,534

GAAP Net income, as reported	$ 12,418	$ 8,861
Less ISE Stock Exchange direct expenses, net of tax	495	64
Net income excluding ISE Stock Exchange expenses	12,913	8,925

GAAP Diluted earnings per share, as reported	$ 0.32	$ 0.25
Less ISE Stock Exchange direct expenses, net of tax	0.01	0.01
Diluted earnings per share excluding ISE Stock Exchange expenses	$ 0.33	$ 0.26

Gross Margin	41,574	33,252

GAAP pre-tax margins, as reported	53.3%	49.4%
Pre-tax margins excluding ISE Stock Exchange expenses	55.5%	49.7%

Earnings Conference Call

ISE will host a conference call to discuss its first quarter 2006 results at 8:30 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (800) 659-1966 and dialing the participant passcode 35471845. An archived recording of the call will be available from 10:30 a.m. on April 27, 2006 until midnight on April 28, 2006 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 23592545. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

The International Securities Exchange (ISE) is one of the leading marketplaces for trading derivatives and equities, founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. ISE developed an innovative market structure that integrated auction market principles into an advanced screen-based trading system launching the first fully electronic US options exchange in May 2000. It is now the world's largest equity options exchange.

ISE continually enhances its trading systems and develops new products, including indexes and market data, to provide investors with the best marketplace and investment tools to trade smarter. For more information about ISE, its options products and its technology, visit www.iseoptions.com and for more information about the ISE Stock Exchange LLC, visit www.isestock.com.

CONTACT:

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Media:

Bruce D. Goldberg

International Securities Exchange

bgoldberg@iseoptions.com

212-897-8168

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.

-ISE-